UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2007

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida		33607
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01         Material Definitive Agreement

On July 30, 2007, an Omnibus Amendment to the Second Amended and Restated Variable Funding Loan Agreement was entered into by and among Mid-State Trust IX, as borrower, YC SUSI Trust, as lender, Atlantic Asset Securitization LLC, as lender, Treasury Bank, a division of Countrywide Bank FSB (f/k/a Treasury Bank, a Division of Countrywide Bank, N.A.), as custodian, The Bank of New York, as trustee, Bank of America, N.A., as agent, a managing agent and bank investor, Calyon New York Branch, as a managing agent and bank investor, Ambac Assurance Corporation, as surety provider and insurer and the other signatory parties thereto (the “Loan Agreement” or the “Mid-State Trust IX Loan Agreement”). The Omnibus Amendment renews the Mid-State Trust IX Loan Agreement on substantially the same terms through July 28, 2008.

The Mid-State Trust IX Loan Agreement and a separate $200.0 million loan facility, provide an aggregate of $350.0 million of warehouse financing to Walter Mortgage Company, the successor by merger to Mid-State Homes, Inc. for its (i) purchase of installment notes from Jim Walter Homes, Inc. and its affiliated builders, and (ii) funding of mortgage loan originations and third party mortgage loan purchases. Mid-State Trust IX is a Delaware statutory trust whose assets are limited to pledged installment notes, mortgage notes and mortgages purchased from Walter Mortgage Company, the successor by merger to Mid-State Homes, Inc. Walter Industries, Inc. is not a party to the Mid-State Trust IX Loan Agreement, but the Loan Agreement indirectly provides liquidity to Walter Industries, Inc. and its affiliates. Bank of America is the administrative agent, swing line lender, L/C issuer and a lender for Walter Industries, Inc.’s senior secured credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

	By:	/s/ Catherine C. Bona
	Title:	Catherine C. Bona
Vice President, Asst. General Counsel
and Secretary

Date: August 2, 2007